ALLIANCE FIBER OPTIC PRODUCTS, INC.

2000 STOCK INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT GRANT

     You (“Grantee”) have been granted the following number of restricted stock units (“RSUs”) of ALLIANCE FIBER OPTIC PRODUCTS, INC. (the “Company”) under the Company’s 2000 Stock Incentive Plan (the “Plan”):

Name of Grantee:	[insert]
Total Number of RSUs Granted:	__________
Grant Date:	_________________________, 2011
Vesting Commencement Date:	[insert]
Vesting Schedule:	[insert]

[If the Company is subject to a Change in Control (as defined in the Plan) during your Service, your interest in all Stock Units awarded hereunder shall become fully vested and nonforfeitable as of the date of Change in Control.]

[No additional Stock Units vest after your Service has terminated for any reason.]

     By Grantee’s signature and the signature of the Company’s representative below, Grantee and the Company agree that these RSUs are granted under and governed by the term and conditions of the Plan and the Restricted Stock Unit Agreement, which are attached to and made a part of this Notice of Restricted Stock Unit Grant (“Notice of Grant”).

     By signing this Notice of Grant, Grantee further agrees that the Company may deliver by e-mail all documents relating to the Plan or this award (including without limitation, prospectuses required by the U.S. Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements). Grantee also agrees that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify Grantee by e-mail.

ALLIANCE FIBER OPTIC PRODUCTS, INC.
2000 STOCK INCENTIVE PLAN

Grantee:	Alliance Fiber Optic Products, Inc.

By:
Grantee’s Signature

Title:
Grantee’s Printed Name

ALLIANCE FIBER OPTIC PRODUCTS, INC.
2000 STOCK INCENTIVE PLAN

ALLIANCE FIBER OPTIC PRODUCTS, INC.

2000 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

1.	Grant

Pursuant to the Notice of Restricted Stock Unit Grant (the “Notice of Grant”) to which this Restricted Stock Unit Agreement (the “Agreement”) is attached, ALLIANCE FIBER OPTIC PRODUCTS, INC. (the “Company”), has granted to Grantee the right to receive one Share for each vested Restricted Stock Unit (“RSU”) awarded by this Agreement, as set forth in the Notice of Grant, pursuant to the Company’s 2000 Stock Incentive Plan (the “Plan”). The terms “Restricted Stock Units” and “RSUs” shall have the same meaning ascribed to the term “Stock Units” in the Plan. Capitalized terms used in this Agreement without definition shall have the meanings set forth in the Plan.

2.	Payment

No cash payment is required for the issuance of the Shares subject to the RSUs. The Shares subject to the RSUs shall become payable to Grantee, in consideration of Services rendered by Grantee, if and when the RSUs become nonforfeitable in accordance with Section 3 (Vesting Schedule) hereof.

3.	Vesting Schedule

Subject to Section 4 (Forfeiture upon Termination of Service), Grantee’s right to receive Shares subject to the RSUs awarded by this Agreement will vest in Grantee according to the vesting schedule set forth in the Notice of Grant.

4.	Forfeiture upon Termination of Service

Notwithstanding any contrary provision of this Agreement or the Notice of Grant, if Grantee terminates Service with the Company for any or no reason prior to vesting, the unvested RSUs awarded by this Agreement will thereupon be forfeited at no cost to the Company and without any consideration to Grantee. The date on which Service terminates shall not be extended by any notice period required to be given under local law (e.g., Service would not include a period of “garden leave”). The Company determines when Service terminates for this purpose and for all purposes under the Plan, and its determinations are conclusive and binding on all persons.

5.	Leaves of Absence

For purposes of this Award, Grantee’s Service does not terminate when Grantee goes on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. But Grantee’s Service terminates when the approved leave ends, unless Grantee immediately returns to active work.

If Grantee goes on a leave of absence, then the vesting schedule specified in the Notice of Grant may be adjusted in accordance with the Company’s leave of absence policy or the terms of Grantee’s leave. If Grantee commences working on a part-time basis, then the vesting schedule specified in the Notice of Grant may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between Grantee and the Company pertaining to Grantee’s part-time schedule.

6.	Form and Time of Settlement

Except as otherwise provided for in Section 10 (Adjustments), settlement of the RSUs shall be made in the form of whole Shares at the time they become nonforfeitable in accordance with Section 3 (Vesting Schedule) hereof, or as soon as practicable thereafter, but with regard to U.S. taxpayers, in any event, not later than 2½ months following the later to occur of the end of (i) Grantee’s tax year that includes the date of vesting, or (ii) the Company’s tax year that includes the applicable date of vesting. [Notwithstanding the foregoing, if the RSUs vest upon a Change in Control of the Company (as defined in the Plan), settlement of the RSUs shall be made as soon as practicable (but not more than 30 days) after the Change in Control.]

At the time of settlement, Grantee will receive one Share for each vested RSU; provided, however, that no fractional Shares will be issued or delivered pursuant to the Plan or this Agreement, and the Company will determine whether cash will be paid in lieu of any fractional Share or whether such fractional share and any rights thereto will be canceled, terminated or otherwise eliminated. In addition, the Shares are issued to Grantee subject to the condition that the issuance of the Shares does not violate any law or regulation.

7.	Taxes and Withholding

(a) Regardless of any action the Company or Grantee’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to Grantee’s participation in the Plan and legally applicable to Grantee (“Tax-Related Items”), Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Grantee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSU, including, but not limited to, the grant, vesting or settlement of the RSU, the issuance of Shares, or the subsequent sale of Shares acquired pursuant to such issuance; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSU to reduce or eliminate Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if Grantee has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) Prior to any relevant taxable or tax withholding event, as applicable, Grantee will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. Unless otherwise determined by the Company, this Tax-Related Items withholding obligation shall be satisfied by the retention by the Company of Shares otherwise deliverable pursuant to the vested RSU; provided, however, that the Shares retained for payment of the Tax-Related Items must not exceed the minimum tax withholding amount permissible under the method that results in the least amount withheld. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Grantee is deemed to have been issued the full number of Shares subject to the vested RSU, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Grantee’s participation in the Plan.

(c) In the alternative and subject to the Company’s authorization, Grantee agrees that the Company and/or the Employer, or their respective agents, at their discretion, may satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following without Grantee’s further consent:

(i) withholding from Grantee’s wages or other cash compensation paid to Grantee by the Company, the Employer and/or any Subsidiary or Affiliate; or

(ii) withholding from proceeds of the sale of Shares acquired upon vesting/settlement of the RSUs through a voluntary sale (on Grantee’s behalf and pursuant to this authorization).

(d) Grantee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Grantee’s participation in the Plan that cannot be satisfied by the means described in this Section.

(e) The Company may refuse to issue or deliver the Shares or proceeds of the sale of Shares if Grantee fails to comply with Grantee’s obligations in connection with the Tax-Related Items. Grantee shall have no further rights with respect to any Shares that are retained by the Company pursuant to this provision, and under no circumstances will the Company be required to issue any fractional Shares.

8.	Restrictions on Resale

By signing this Agreement, Grantee agree not to sell any Shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as Grantee is an employee, consultant or director of the Company, a Subsidiary or Affiliate.

9.	Retention Rights

Neither the Award nor this Agreement gives Grantee the right to be retained by the Company, a Subsidiary or an Affiliate in any capacity. The Award will not be interpreted to form an employment contract or relationship with the Company or any Subsidiary or Affiliate. Grantee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate Grantee’s employment or service relationship (if any) at any time with or without cause.

10.	Adjustments

In the event of a stock split, a stock dividend or a similar change in Stock or other capitalization adjustment contemplated in Section 11(a) of the Plan, the number of RSUs subject to this Agreement shall be adjusted pursuant to the Plan.

11.	Grant is not Transferable

Subject to the provisions of Section 10(f) of the Plan regarding the designation of beneficiaries, neither the RSUs granted hereby nor any interest therein or in the Shares related thereto shall be transferable other than by will or the laws of descent and distribution prior to settlement of the RSUs. Any attempt to transfer the RSUs in violation of this provision will cause the RSUs to immediately become invalid.

12.	No Voting Rights or Dividend Equivalents

The RSUs carry neither voting rights nor rights to dividends (or dividend equivalent payments). Neither Grantee nor any person claiming under or through Grantee shall have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until Shares have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to such person or such person’s broker. No adjustments will be made for dividends or other rights if the applicable record date occurs before the Shares are issued.

13.	Compliance with Section 409A of the Code

For U.S. taxpayers, it is intended that the vesting and the settlement of RSUs set forth in this Agreement shall qualify for exemption from the application of or otherwise comply with Section 409A of the Code, and any ambiguities herein will be interpreted to so qualify or otherwise comply. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that all vesting and/or payments provided under this Agreement are made in a manner that qualifies for exemption from or complies with Section 409A of the Code; provided, however, that the Company makes no representation that the vesting or settlement of RSUs provided under this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the vesting and/or settlement of RSUs provided under this Agreement or to comply with the provisions thereof.

14.	No Service Contract

The grant of the RSU is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted repeatedly in the past. The RSU and the Shares subject to the RSU are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Subsidiary or Affiliate.

15.	Nature of Grant

The RSUs are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue Shares on a future date subject to the terms and conditions of this Agreement. A holder of RSUs has no rights other than the rights of a general creditor of the Company.

In accepting the grant, Grantee acknowledges that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time as set forth in the Plan;

(b) all decisions with respect to future RSU grants, if any, will be at the sole discretion of the Company;

(c) Grantee is voluntarily participating in the Plan;

(d) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(e) Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan;

(f) for Grantees who reside outside the U.S., the following additional provisions shall apply:

     (i) the RSUs and the Shares subject to the RSUs are not intended to replace any pension rights or compensation;

     (ii) in consideration of the grant of RSUs, no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from termination of Grantee’s Service with the Company, the Employer or any Subsidiary or Affiliate (for any reason whatsoever and whether or not in breach of local labor laws), and Grantee irrevocably releases the Company, the Employer, and any Subsidiary or Affiliate from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Grantee shall be deemed irrevocably to have waived Grantee’s entitlement to pursue such claim; and

(iii) in the event of termination of Grantee’s Service (whether or not in breach of local labor laws), Grantee’s right to vest in the RSUs, if any, will terminate effective as of the date that Grantee is no longer actively employed and will not be extended by any notice period mandated under local law.

16.	Plan Governs

This Agreement and the Notice of Grant are subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement or the Notice of Grant and one or more provisions of the Plan, the provisions of the Plan will govern.

17.	Amendments

Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of Grantee in a material way under this Agreement without Grantee’s consent.

18.	Severability

If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid or unenforceable shall be reformed to the extent (and only to the extent) necessary to make it enforceable and valid.

19.	Successors and Assigns

Without limiting Section 11 (Grant is Not Transferable) hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

20.	Applicable Law and Venue

This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction. For purposes of litigating any dispute that arises under this grant or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Agreement is made and/or to be performed.

21.	No Advice Regarding Award

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendation regarding Grantee’s participation in the Plan, or the acquisition or sale of underlying Shares. Grantee is advised to consult with his or her personal tax, legal, and financial advisors regarding the decision to participate in the Plan before taking any action related to the Plan.

22.	Electronic Delivery and Participation

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

23.	Language

If Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

24.	Addresses for Notice

Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to Grantee at the address appearing in the personnel records of the Company for Grantee or to either party at such other address as either party hereto may hereafter designate in writing or electronically to the other.

25.	Imposition of Other Requirements

The Company reserves the right to impose other requirements on Grantee’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

BY SIGNING THE NOTICE OF GRANT TO THIS AGREEMENT,
GRANTEE AGREES TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE,
AS WELL AS IN THE PLAN